Exhibit 99.1

Crinetics Pharmaceuticals Reports Fourth Quarter and Full Year 2021 Financial Results

– Pipeline Includes Three New Chemical Entities with Clinical Proof-Of-Concept (POC) Following CRN04894 and CRN04777 Phase 1 Readouts in 2021 –

– Advancing Phase 3 PATHFNDR Program Evaluating Paltusotine in Acromegaly –

– Advancing a Preclinical Parathyroid Hormone Receptor Antagonist Program Using the Drug Development Paradigm Followed by Paltusotine, CRN04894, and CRN04777 –

– Co-founded Radionetics Oncology with 5AM Ventures and Frazier Healthcare Partners –

– Management Hosting Webcast and Conference Call Today at 4:30 p.m. Eastern Time to Discuss New Multiple-Ascending Dose Study Data that Further Support Clinical POC for CRN04777 –

SAN DIEGO – March 30, 2022 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a clinical stage pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors, today reported financial results for the fourth quarter and year ended December 31, 2021.

“We are excited to have started 2022 with the momentum that we generated in 2021 across all facets of the company,” said Scott Struthers, Ph.D., founder and chief executive officer of Crinetics. “Last year was transformative for Crinetics as the company achieved multiple key milestones in our discovery and clinical programs, raised significant additional capital, and continued to add world-class talent to the company from the bench to the board. Since inception, we have had a strategy of investing in innovative drug discovery programs to build a diverse endocrine pipeline. We advance this pipeline by following a uniquely efficient development paradigm that leverages endocrine biomarkers from preclinical experiments through patient studies. I am proud of how this strategy came together over the past year to move us significantly closer to our vision of building the world’s leading endocrine company.”

Full Year 2021 and Recent Highlights

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Reported positive proof-of-concept data from two Phase 1 programs of CRN04777 and CRN04894. In September 2021 and via a separate press release issued today, Crinetics announced positive data from a Phase 1 single- and multiple-ascending dose (MAD) study of CRN04777, a somatostatin receptor type 5 (SST5) agonist being developed as a treatment for congenital and syndromic hyperinsulinisms. The results supported clinical proof-of-concept, showing strong dose-dependent suppression of fasting insulin as well as dose-dependent suppression of glucose- and sulfonylurea-induced insulin secretion. In August 2021, Crinetics announced positive preliminary data from the single ascending dose (SAD) cohorts of an ongoing Phase 1 study of CRN04894, its adrenocorticotropic hormone (ACTH) antagonist being developed for the treatment of conditions of ACTH excess, including Cushing’s disease and congenital adrenal hyperplasia. The data supported clinical proof-of-concept by providing evidence of clinically relevant cortisol suppression as well as showing dose-dependent reductions in basal cortisol levels and suppression of cortisol following ACTH challenge. The data from the Phase 1 studies for CRN04777 and CRN04894 suggested that the molecules are both orally bioavailable and support once daily dosing schedules. Preliminary data from the MAD cohorts of the CRN04894 Phase 1 study.
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Initiated Phase 3 PATHFNDR program evaluating paltusotine in acromegaly. In the second quarter of 2021, Crinetics initiated its Phase 3 PATHFNDR program, which consists of two Phase 3 trials assessing the safety and efficacy of once-daily oral paltusotine. Together these trials are designed to evaluate paltusotine in a wide cross section of acromegaly patients. If successful, Crinetics believes these trials could support registration of paltusotine for all acromegaly patients who require pharmacotherapy, including untreated patients and those switching from standard of care. Topline data from both of these trials (PATHFNDR-1 and PATHFNDR-2) are expected to be available in 2023.
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Entered into strategic licensing agreement with Sanwa Kagaku Kenkyusho Co., Ltd. (“Sanwa”) for the development and commercialization of paltusotine in Japan. Per the agreement, Crinetics received $13 million upfront and is eligible to receive development, regulatory, and commercial milestones. In addition, Crinetics will be eligible to receive tiered royalties on net product sales should paltusotine receive marketing approval in Japan. In exchange, Sanwa was granted an exclusive right to develop and commercialize paltusotine in Japan and will assume all costs associated with clinical trials and regulatory applications in the territory. Crinetics retains all rights to develop and commercialize paltusotine outside of Japan.
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Co-founded Radionetics Oncology. In October 2021, Crinetics, together with 5AM Ventures and Frazier Healthcare Partners, founded Radionetics Oncology, Inc., an independently operated company that aims to develop a deep pipeline of novel, targeted, nonpeptide radiopharmaceuticals for the treatment of a broad range of oncology indications. In conjunction with formation of the company, Radionetics received an exclusive world-wide license to Crinetics’ radiotherapeutics technology platform and associated intellectual property in exchange for equity, milestones in excess of $1 billion, and single-digit royalties on net sales. Radionetics launched with $30 million from a private financing with 5AM Ventures and Frazier Healthcare Partners as the sole investors.
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Announced data from an open-label extension trial of paltusotine in acromegaly. Results showed that oral paltusotine maintained serum IGF-1 at levels previously achieved with injected somatostatin receptor ligands for up to 51 weeks. The results were featured in a poster presentation at the Society for Endocrinology BES congress, which can be found here.
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Unveiled a parathyroid hormone receptor antagonist program. In September 2021, Crinetics announced its intent to develop a nonpeptide oral parathyroid hormone (PTH) receptor antagonist for the treatment of hypercalcemia associated with hyperparathyroidism (HPT) and other diseases of PTH receptor type 1 (PTHR1) over-activation. Crinetics is in the late stages of selecting a lead candidate from this family of compounds and anticipates initiation of IND-enabling studies in 2022. If successful, PTHR1 antagonists could represent a viable treatment option to improve the outcomes and experience of patients with primary hyperparathyroidism. Details on the preclinical efforts supporting the program were presented in a late-breaking poster at the annual meeting of the American Society for Bone and Mineral Research (ASBMR). More information on the program and a copy of the poster can be found here.
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Strengthened balance sheet with successful common stock offerings. In April 2021, Crinetics completed an underwritten follow-on offering of 4,562,044 shares of its common stock at a price to the public of $16.44 per share, raising gross proceeds of approximately $75.0 million. In July 2021, Crinetics entered into a securities purchase agreement with Frazier Healthcare Partners for the private placement of 851,306 shares at $17.62 per share, raising gross proceeds of $15.0 million. In October 2021, Crinetics completed an underwritten public offering of 8,712,400 shares of its common stock at a price to the public of $19.80 per share, raising gross proceeds of approximately $172.5 million.
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Strengthened company leadership with appointments to management team and Board of Directors. Throughout 2021 and in early 2022, Crinetics built upon its strong leadership and scientific expertise by appointing Garlan Adams to the role of general counsel, Jeff Knight to the role of chief operating officer, James Hassard to the role of chief commercial officer, Christopher Robillard to the role of chief business officer, and Dr. Rogério Vivaldi Coelho and Caren Deardorf to the Board of Directors.

Fourth Quarter and Full Year 2021 Financial Results

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Research and development expenses were $24.6 million and $84.3 million for the three months and full year ended December 31, 2021, respectively, compared to $16.8 million and $57.0 million for the same periods in 2020. The increases were primarily attributable to increased spending on manufacturing and development activities associated with our clinical and nonclinical activities for paltusotine, CRN04777, CRN04894, and our other preclinical research programs.
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General and administrative expenses were $7.4 million and $24.5 million for the three months and full year ended December 31, 2021, respectively, compared to $5.0 million and $18.0 million for the same periods in 2020. The increases were primarily due to personnel-related costs.
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Net loss for the three months ended December 31, 2021, was $30.8 million, compared to a net loss of $21.6 million for the same period in 2020. For the year ended December 31, 2021, the company’s net loss was $107.6 million compared to a net loss of $73.8 million for the year ended December 31, 2020.
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Unrestricted cash, cash equivalents and investments totaled $333.7 million as of December 31, 2021, compared to $193.3 million as of September 30, 2021, and $170.9 million as of December 31, 2020.
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Revenues were $1.1 million for the three months and full year ended December 31, 2021, consisting of non-cash upfront consideration recognized upon the transfer of intellectual property from Crinetics to Radionetics Oncology.
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The company had 47,784,611 common shares outstanding .

Webcast and Conference Call on CRN04777 Multiple-Ascending Dose Data

Crinetics will hold a conference call and live audio webcast today, March 30, 2022, at 4:30 p.m. Eastern Time to discuss results from the multiple-ascending dose cohorts of the Phase 1 trial of CRN04777. These results were announced in a separate press release issued earlier today, which is available on the company’s website. To participate, please dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) and refer to conference ID 13727857. To access the webcast, click here. Following the live event, a replay will be available on the Events page of the Company’s website.

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors. The company’s lead product candidate, paltusotine, is an investigational, oral, selective nonpeptide somatostatin receptor type 2 (SST2) biased agonist for the treatment of acromegaly, an orphan disease affecting more than 26,000 people in the United States. A Phase 3 clinical program in acromegaly with paltusotine is underway. Crinetics is also developing paltusotine for the treatment of carcinoid syndrome associated with neuroendocrine tumors. The company is developing CRN04777, an investigational, oral, nonpeptide somatostatin receptor type 5 (SST5) agonist for congenital and other forms of hyperinsulinism, as well as CRN04894, an investigational, oral, nonpeptide ACTH antagonist for the treatment of congenital adrenal hyperplasia, Cushing’s disease and other diseases of excess ACTH. All of the company’s drug candidates are new chemical entities resulting from in-house drug discovery efforts.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding the potential for Crinetics to be a leader in the design and development of novel small molecule drugs for endocrine diseases; the potential to advance Crinetics’ ongoing clinical programs and bring additional therapeutic candidates into the clinic; Crinetics’ plan for ongoing clinical trials for CRN04894 and CRN04777; the ongoing Phase 3 trials of paltusotine in acromegaly and the potential of such trials to support registration of paltusotine for acromegaly patients; the potential benefits of paltusotine for patients with acromegaly or neuroendocrine tumors complicated by carcinoid syndrome; the expected timing of topline data from the PATHFNDR-1 and 2 trials; the potential benefits of CRN04777 for patients with congenital and other forms of hyperinsulinism; plans to advance CRN04777 into a clinical program in patients for the treatment of hyperinsulinism; plans to initiate IND-enabling studies for the PTH receptor antagonist program; plans to identify and create new drug candidates for additional diseases; Radionetics’ ability to develop and advance its oncology pipeline; the potential benefits of nonpeptide radiopharmaceutical agents for the treatment of a broad range of oncology indications; the potential for Crinetics and its stockholders to obtain value from Crinetics’ equity interest in Radionetics; and Crinetics’ potential to receive future milestone and royalty payments from Radionetics. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including risks and uncertainties inherent in Crinetics’ business,including, without limitation: preliminary data that we report may change following a more comprehensive review of the data related to the clinical trials and such data may not accurately reflect the complete results of a clinical trial, and the FDA and other regulatory authorities may not agree with our interpretation of such results; advancement of CRN04894 and CRN04777 into later stage trials is dependent on and subject to the receipt of further feedback from the FDA and other regulatory agencies; we may not be able to obtain, maintain and enforce our patents and other intellectual property rights, and it may be prohibitively difficult or costly to protect such rights; the COVID-19 pandemic may disrupt Crinetics’ business and that of the third parties on which it depends, including delaying or otherwise disrupting its clinical trials and preclinical studies, manufacturing and supply chain, or impairing employee productivity; unexpected adverse side effects or inadequate efficacy of the company’s product candidates that may limit their development, regulatory approval and/or commercialization; the company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Crinetics’ clinical trials and nonclinical studies; regulatory developments in the United States and foreign countries; Radionetics will need additional funds to advance its pipeline and Crinetics’ ownership interest may be diminished in connection with future capital raising; Crinetics’ ability to receive milestone or royalty payments from Radionetics will depend on Radionetics’ ability to advance the pipeline through clinical development, regulatory approval and ultimately commercial sales, all of which will take significant time, will be subject to inherent risks in drug development and may be impacted by changes in regulatory requirements, healthcare reform measures and competitive dynamics; Radionetics’ technology platform is novel and unproven and may never lead to approved products of commercial value; clinical trials and preclinical studies may not proceed at the time or in the manner expected, or at all; the timing and outcome of research, development and regulatory review is uncertain, and Crinetics’ or Radionetics’ drug candidates may not advance in development or be approved for marketing; Crinetics and Radionetics may use their capital resources sooner than expected; and the other risks and uncertainties described in the company’s periodic filings with the SEC. The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Crinetics can be found under the heading “Risk Factors” in documents the company files from time to time with the SEC. Except as required by applicable law, Crinetics does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contacts:

Marc Wilson

Chief Financial Officer

IR@crinetics.com

(858) 450-6464

Investors / Media:
Corey Davis
LifeSci Advisors, LLC

cdavis@lifesciadvisors.com
(212) 915-2577

Aline Sherwood
Scienta Communications
asherwood@scientapr.com
(312) 238-8957

CRINETICS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
STATEMENTS OF OPERATIONS DATA:	2021	2020	2021	2020

License revenues	$1,078	$—	$1,078	$—
Grant revenues	—	—	—	71
Total revenues	1,078	—	1,078	71
Operating expenses:
Research and development	24,604	16,830	84,255	56,998
General and administrative	7,362	4,961	24,525	18,026
Total operating expenses	31,966	21,791	108,780	75,024
Loss from operations	(30,888)	(21,791)	(107,702)	(74,953)
Total other income (expense), net	94	150	61	1,141

Net loss	$(30,794)	$(21,641)	$(107,641)	$(73,812)

Net loss per share - basic and diluted	$(0.68)	$(0.66)	$(2.80)	$(2.42)
Weighted-average shares - basic and diluted	45,229	32,952	38,436	30,448

BALANCE SHEET DATA:	December 31, 2021	December 31, 2020

Cash, cash equivalents and investments	$333,707	$170,880
Working capital	$328,725	$167,003
Total assets	$351,015	$183,445
Total liabilities	$19,071	$14,526
Accumulated deficit	$(275,255)	$(167,614)
Total stockholders’ equity	$331,944	$168,919